Tel: 604 688 5421
Fax: 604 688 5132
www.bdo.ca

BDO Canada LLP
600 Cathedral Place
925 West Georgia Street
Vancouver BC V6C 3L2 Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Minefinders Corporation Ltd,

We consent to the use of our report dated March 5, 2008, with respect to the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for the year ended December 31, 2007 of Minefinders Corporation Ltd. incorporated by reference in this Registration Statement on Form F-10 and to the reference to our firm under the heading "Auditors, Transfer Agent and Registrar" in the Registration Statement.

/s/ BDO Canada LLP

Chartered Accountants

Vancouver, Canada
November 24, 2010